SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 11-K

☑	Annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934
For the fiscal year ended December 31, 2008
OR

☐	Transition report pursuant to Section 15 (d) of the Securities and Exchange Act of 1934
For the transition period from                      to
Commission file number 000-22387
IRS employer identification number 31-4376006 Plan number 002
A. Full title of the plan and the address of the plan, if different from that of the issuer named below:
The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan
110 Riverbend Avenue
Lewis Center, Ohio 43035
B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
DCB Financial Corp
110 Riverbend Avenue
Lewis Center, Ohio 43035
Financial Statements and Exhibits
The following financial statements and exhibits are filed as part of this annual report:

EXHIBIT NUMBER	DESCRIPTION
Exhibit 23	Consent of Independent Registered Public Accountants

Exhibit 99	Financial Statements and Supplemental Schedules for The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan as of December 31, 2008 and 2007 and for the year ended December 31, 2008.

SIGNATURES
EXHIBIT INDEX
EX-23
EX-99

SIGNATURES
The Plan Pursuant to the requirements of the Securities Exchange Act of 1934, The Delaware County Bank & Trust Company, trustee and administrator of the plan, has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan
Date: June 23, 2009	The Delaware County Bank & Trust Company
	By:	/s/ Jeffrey T. Benton
Jeffrey T. Benton
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit 23	Consent of Independent Registered Public Accountants

Exhibit 99	Financial Statements and Supplemental Schedules for The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan as of December 31, 2008 and 2007 and for the year ended December 31, 2008.